Exhibit 5.2

June 19, 2009

The Macerich Company

401 Wilshire Boulevard, #700

Santa Monica, CA 90401-1452

Re:          Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in our capacity as counsel for The Macerich Company, a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-155742) (as amended or supplemented, the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Prospectus Supplement, dated June 19, 2009 (the “Prospectus Supplement”), filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act relating to the offering of up to 50,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”).  The Shares represent additional shares of Common Stock that may be issued as a result of adjustments made to the conversion ratio of the series D preferred units of limited partnership (the “Series D Preferred Units”) of The Macerich Partnership, L.P., a Delaware limited partnership and the Company’s operating partnership (the “Operating Partnership”), the common units (“MACWH Units”) of limited partnership interest in MACWH, LP, a Delaware limited partnership (“MACWH”) and the Class A Convertible Preferred Units (“MACWH CPUs”) of limited partnership interest in MACWH in connection with the dividend and distribution payable to the Company’s stockholders and unitholders of record as of the end of the relevant election periods on May 11, 2009.  The Shares may be issued to the extent that certain holders of (1) common units (“OP Units”) of limited partnership interest in the Operating Partnership issued upon conversion of Series D Preferred Units, (2) MACWH Units and/or (3) MACWH CPUs, (the OP Units, the MACWH Units and MACWH CPUs, collectively, the “Units”), in accordance with the terms of the Operating Partnership’s Amended and Restated Limited Partnership Agreement, as amended (the “Operating Partnership Agreement”), and MACWH’s Amended and Restated Agreement of Limited Partnership, as amended (the “MACWH Agreement”), tender the Units to the Operating Partnership or MACWH, as applicable, for redemption and the Company exercises its contractual right to acquire such tendered Units in exchange for the Shares.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Maryland General Corporation Law (which includes applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, when and to the extent issued in exchange for the Units as provided in the Operating Partnership Agreement and the MACWH Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein.   In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP